Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED

3 PERCENT TO $3.7 BILLION

FIRST QUARTER 2011 ADJUSTED EARNINGS PER

SHARE INCREASED 3 PERCENT TO $1.34

FIRST QUARTER 2011 GAAP EARNINGS PER SHARE

INCREASED 2 PERCENT TO $1.20

THOUSAND OAKS, Calif. (April 20, 2011) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.34 for the first quarter of 2011, an increase of 3 percent compared to $1.30 for the first quarter of 2010. Adjusted net income decreased 2 percent to $1,258 million in the first quarter of 2011 compared to $1,282 million in the first quarter of 2010.

Total revenue increased 3 percent during the first quarter of 2011 to $3,706 million versus $3,592 million in the first quarter of 2010.

“We had solid revenue growth in the first quarter,” said Kevin Sharer, chairman & CEO. “Prolia continues to build momentum and XGEVA is off to a strong start. Our operating costs grew in the quarter as we absorbed the new U.S. Healthcare Reform Excise Fee, invested in launches of Prolia and XGEVA and in clinical development programs transitioning to Phase 3.”

Adjusted EPS and adjusted net income for the first quarter of 2011 and 2010 exclude, for the applicable periods: stock option expense; certain expenses related to acquisitions and actions to improve cost efficiencies; non-cash interest expense resulting from a change in accounting for our convertible notes; and certain other items. These adjustments and other items are presented on the attached reconciliations.

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP diluted EPS were $1.20 in the first quarter of 2011, an increase of 2 percent compared to $1.18 in the same quarter last year. GAAP net income of $1,125 million in the first quarter of 2011 decreased 4 percent from $1,167 million in the first quarter of 2010.

Amgen’s first quarter of 2011 financial results were positively impacted by the recently enacted Puerto Rico excise tax associated with the Company’s manufacturing operations in Puerto Rico. This excise tax is accounted for as a manufacturing cost that is capitalized in inventory and expensed when the products are sold. For U.S. income tax purposes, a significant portion of the excise tax results in a foreign tax credit that is recognized when the tax is paid. This difference in the timing of recognizing the expense and the applicable tax credit positively impacted the first quarter of 2011 financial results.

Product Sales Performance

Total product sales were $3,618 million in the first quarter of 2011 versus $3,528 million in the first quarter of 2010. U.S. product sales increased 4 percent to $2,778 million in the first quarter of 2011 versus $2,677 million in the first quarter of 2010. International sales decreased 1 percent to $840 million in the first quarter of 2011 versus $851 million in the first quarter of 2010. Foreign exchange had a slightly unfavorable impact on the first quarter of 2011 as compared to the first quarter of 2010.

Aranesp® (darbepoetin alfa) sales decreased 7 percent to $580 million in the first quarter of 2011 versus $627 million in the first quarter of 2010. U.S. Aranesp sales decreased 7 percent to $250 million in the first quarter of 2011 versus $268 million in the first quarter of 2010, due principally to a mid-teens percentage point decrease in unit demand, offset partially by an increase in the average net sales price. This sales decrease reflects an overall decline in the segment. International Aranesp sales decreased 8 percent to $330 million in the first quarter of 2011 versus $359 million in the first quarter of 2010, due principally to decreases in both unit demand and the average net sales price, also reflecting an overall decline in the segment.

EPOGEN® (Epoetin alfa) sales decreased 14 percent to $535 million in the first quarter of 2011 versus $623 million in the first quarter of 2010, due primarily to a decline in unit demand, offset slightly by an increase in the average net sales price. The decrease in unit demand reflects a decrease in dose utilization as healthcare providers continued to implement new dose regimens in connection with the implementation of the bundled payment system, offset slightly by patient population growth.

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales increased 4 percent to $1,232 million in the first quarter of 2011 versus $1,179 million in the first quarter of 2010. Combined U.S. Neulasta and NEUPOGEN sales increased 8 percent to $930 million in the first quarter of 2011 versus $862 million in the first quarter of 2010, driven primarily by an increase in the average net sales price, and, to a lesser extent, an increase in unit demand. Combined Neulasta and NEUPOGEN international sales decreased 5 percent to $302 million in the first quarter of 2011 versus $317 million in the first quarter of 2010 reflecting a decline in NEUPOGEN as a result of biosimilar competition, offset partially by growth in Neulasta due, in part, to continued conversion of NEUPOGEN to Neulasta.

Enbrel® (etanercept) sales increased 9 percent to $875 million in the first quarter of 2011 versus $804 million in the first quarter of 2010, driven primarily by an increase in the average net sales price, and, to a lesser extent, an increase in unit demand. This increase reflects segment growth, offset partially by share declines. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Sales of Sensipar® / Mimpara® (cinacalcet) increased 4 percent to $187 million in the first quarter of 2011 versus $179 million in the first quarter of 2010. Sales of Vectibix® (panitumumab) increased 12 percent to $75 million in the first quarter of 2011 as compared to $67 million in the first quarter of 2010. Sales of Nplate® (romiplostim) increased 33 percent to $65 million in the first quarter of 2011 versus $49 million in the first quarter of 2010. These increases were driven by an increase in worldwide demand.

Sales of Prolia® (denosumab) in the first quarter of 2011 were $27 million, building momentum with physicians, patients and payers in the U.S. and internationally.

U.S. sales of XGEVATM (denosumab) were $42 million in the first full quarter following launch.

Operating Expense Analysis on an Adjusted Basis:

Cost of Sales increased to 14.9 percent of sales in the first quarter of 2011 versus 14.3 percent of sales in the first quarter of 2010. This increase was driven primarily by higher bulk material cost and the above noted Puerto Rico excise tax, offset partially by higher average net sales prices and lower royalties. Excluding the $13 million impact of the excise tax, cost of sales would have been 14.6 percent of sales for the quarter.

Research & Development (R&D) expenses increased 14 percent to $703 million in the first quarter of 2011 versus $617 million in the first quarter of

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

2010. This reflected our strategic decision to invest in late stage clinical trials, including AMG 386 and AMG 479, and to augment support for marketed products. R&D expenses also increased due to higher staff-related costs primarily in support of international expansion and discovery research.

Selling, General & Administrative (SG&A) expenses increased 16 percent to $1,011 million in the first quarter of 2011 versus $873 million in the first quarter of 2010. This comparison was impacted by certain expenses in the first quarter of 2011 that did not occur in the same period last year, including the U.S. Healthcare Reform Excise Fee of $39 million and promotional costs primarily due to the launches of Prolia and XGEVA. This increase was also driven by higher ENBREL profit share expense due to increased ENBREL sales.

ENBREL profit share expense increased 11 percent to $299 million in the first quarter of 2011 versus $269 million in the first quarter of 2010.

The adjusted tax rate for the first quarter of 2011 was 16.6 percent compared with 20.0 percent for the first quarter of 2010. The decrease was due primarily to the recognition of foreign tax credits associated with the new Puerto Rico excise tax effective in 2011. Based on a notice issued by the U.S. Internal Revenue Service, the Company has assumed creditability of this excise tax. This rate benefit was offset partially by the impact of the non-deductible U.S. Healthcare Reform Excise Fee, as well as changes in revenue and expense mix. Excluding the impact of the Puerto Rico excise tax, the adjusted tax rate for the first quarter of 2011 would have been 20.9 percent.

Average diluted shares for adjusted EPS for the first quarter of 2011 were 940 million versus 988 million for the first quarter of 2010.

Capital expenditures for the first quarter of 2011 were approximately $100 million versus $94 million in the first quarter of 2010. Operating cash flow for the first quarter of 2011 increased to approximately $1.0 billion versus approximately $0.9 billion in the first quarter of 2010. Worldwide cash and marketable securities for the first quarter of 2011 were $15.4 billion and adjusted outstanding debt for the first quarter of 2011 was $11.2 billion, reflecting the $2.5 billion repayment of convertible debt in February 2011. The Company’s adjusted outstanding debt excludes the impact of a change in accounting for the carrying values of its convertible debt. The Company did not repurchase any shares of its stock during the first quarter of 2011. As of March 31, 2011, the Company had $2.2 billion remaining under its authorized stock repurchase program.

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

2011 Guidance

The Company reaffirmed its total revenue guidance for 2011 to be in the range of $15.1 billion to $15.5 billion. Amgen continues to expect 2011 adjusted EPS to be in the range of $5.00 to $5.20, excluding: stock option expense; certain expenses related to acquisitions and actions to improve cost efficiencies; non-cash interest expense resulting from a change in accounting for convertible debt; and certain other items presented on the attached reconciliations.

The Company still expects the total impact of U.S. healthcare reform in 2011 to be in the range of $400 million to $500 million, including the federal excise fee which is still expected to be in the range of $150 million to $200 million.

With respect to other guidance, Amgen now expects the adjusted tax rate for 2011 to be in the range of 15 percent to 16 percent. This reflects the impact of the foreign tax credit associated with the newly enacted Puerto Rico excise tax. Excluding the Puerto Rico excise tax, Amgen still expects the adjusted tax rate for 2011 to be in the range of 19 percent to 20 percent.

The Company still expects 2011 capital expenditures to be approximately $600 million.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the three months ended March 31, 2011 and 2010. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of March 31, 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in the format of condensed consolidated statements of income solely to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2010, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. In addition, forward-looking statements about our 2011 guidance continue to be qualified by our prior statements that this guidance does not reflect any dramatic change in utilization for EPOGEN or Aranesp as a result of any major new regulatory or reimbursement changes.

About Amgen

Amgen discovers, develops, manufactures, and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com.

CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

Arvind Sood, 805-447-1060 (investors)

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2011					Three Months Ended March 31, 2010
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,618	$—		$3,618		$3,528	$—		$3,528
Other revenues	88	—		88		64	—		64

Total revenues	3,706	—		3,706		3,592	—		3,592

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	564	(3	)(a)	540		508	(4	)(a)	504
		(10	)(b)
		(11	)(c)
Research and development	736	(9	)(a)	703		646	(12	)(a)	617
		(17	)(d)				(17	)(d)
		(7	)(e)
Selling, general and administrative	1,023	(10	)(a)	1,011		884	(11	)(a)	873
		(2	)(f)
Amortization of certain acquired intangible assets	74	(74	)(g)	—		74	(74	)(g)	—
Other	16	(16	)(h)	—		(1)	1	(i)	—

Total operating expenses	2,413	(159)		2,254		2,111	(117)		1,994

Operating income	1,293	159		1,452		1,481	117		1,598

Interest expense, net	135	(44	)(j)	91		145	(65	)(j)	80
Interest and other income, net	148	—		148		84	—		84

Income before income taxes	1,306	203		1,509		1,420	182		1,602
Provision for income taxes	181	65	(k)	251	(m)	253	67	(k)	320
		5	(l)

Net income	$1,125	$133		$1,258		$1,167	$115		$1,282

Earnings per share:
Basic	$1.21			$1.35		$1.19			$1.31
Diluted (n)	$1.20			$1.34	(a)	$1.18			$1.30	(a)
Average shares used in calculation of earnings per share:
Basic	933			933		982			982
Diluted (n)	941			940	(a)	988			988	(a)

(a) - (n) See explanatory notes on the following pages.

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude stock option expense. For the three months ended March 31, 2011 and 2010, the total pre-tax expense for employee stock options was $22 million and $27 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three months ended March 31, 2011 and 2010 were as follows:

	Three months ended
	March 31,
	2011	2010
“Adjusted” diluted EPS, excluding stock option expense	$1.34	$1.30
Impact of stock option expense (net of tax)	(0.02)	(0.02)

“Adjusted” diluted EPS, including stock option expense	$1.32	$1.28

(b)	To exclude accelerated depreciation for manufacturing assets resulting from our transaction with Boehringer Ingelheim (BI) involving our manufacturing operations in Fremont, California (the BI Fremont transaction). The amount reflected above represents the incremental depreciation expense over the amount that would have otherwise been incurred absent the BI Fremont transaction. This transaction was entered into as part of our ongoing efforts to optimize our network of manufacturing facilities and improve costs efficiencies.

(c)	To exclude loss accruals for certain facility operating leases associated with the BI Fremont transaction that will not be used in our business.

(d)	To exclude the ongoing, non-cash amortization of the research and development (R&D) technology intangible assets with alternative future uses acquired with the acquisitions of Abgenix, Inc. (Abgenix) and Avidia, Inc. (Avidia).

(e)	To exclude the expense resulting from the cash settlement of unvested Biovex Group, Inc. (BioVex) employee stock options in connection with our acquisition of BioVex.

(f)	To exclude transaction costs associated with certain of our recently completed or announced business combinations.

(g)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (Immunex) acquisition.

(h)	To exclude certain charges pursuant to our continuing efforts to improve cost efficiencies in our manufacturing operations.

(i)	To exclude the net benefit arising from legal settlements.

(j)	To exclude the incremental non-cash interest expense resulting from a change in the accounting for our convertible notes effective January 1, 2009.

(k)	To exclude the tax effect of the above adjustments. The tax provision (benefit) for the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the asset is located or the expenses are incurred and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the above adjustments to our GAAP results for the three months ended March 31, 2011 and 2010 were 32.0% and 36.8%, respectively.

(l)	To exclude the income tax benefit related principally to certain prior period charges excluded from “Adjusted” earnings.

(m)	The “Adjusted” tax rate for the three months ended March 31, 2011 was 16.6%, which includes the impact of the Puerto Rico excise tax. The following table reconciles the “Adjusted” tax rate including and excluding the Puerto Rico excise tax:

Three months ended March 31, 2011
Adjusted tax rate with Puerto Rico excise tax	16.6%
Puerto Rico excise tax	4.3%

“Adjusted” tax rate excluding Puerto Rico excise tax	20.9%

(n)	The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method. “Adjusted” EPS presented below excludes stock option expense:

	Three months ended March 31, 2011			Three months ended March 31, 2010
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,125	$1,258		$1,167	$1,282

Shares (Denominator):
Weighted-average shares for basic EPS	933	933		982	982
Effect of dilutive securities	8	7	(*)	6	6	(*)

Weighted-average shares for diluted EPS	941	940		988	988

Diluted EPS	$1.20	$1.34		$1.18	$1.30

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three months ended March 31, 2011 and 2010 were computed under the treasury stock method assuming that we do not expense stock options.

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended March 31,
	2011	2010
Aranesp® - U.S.	$250	$268
Aranesp® - International	330	359
EPOGEN® - U.S.	535	623
Neulasta® - U.S.	710	637
NEUPOGEN® - U.S.	220	225
Neulasta® - International	226	226
NEUPOGEN® - International	76	91
Enbrel® - U.S.	821	754
Enbrel® - Canada	54	50
Sensipar® - U.S.	116	117
Sensipar® (Mimpara®) - International	71	62
Vectibix® - U.S.	30	25
Vectibix® - International	45	42
Nplate® - U.S.	37	28
Nplate® - International	28	21
Prolia® - U.S.	17	—
Prolia® - International	10	—
XGEVA™ - U.S.	42	—

Total product sales	$3,618	$3,528

U.S.	$2,778	$2,677
International	840	851

Total product sales	$3,618	$3,528

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash, cash equivalents and marketable securities	$15,358	$17,422
Trade receivables, net	2,517	2,335
Inventories	2,098	2,022
Other current assets	1,716	1,350

Total current assets	21,689	23,129
Property, plant and equipment, net	5,455	5,522
Intangible assets, net	2,808	2,230
Goodwill	11,504	11,334
Other assets	1,258	1,271

Total assets	$42,714	$43,486

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,166	$4,082
Current portion of convertible notes	83	2,488

Total current liabilities	4,249	6,570
Convertible notes	2,246	2,296
Other long-term debt	8,578	8,578
Other non-current liabilities	2,657	2,098
Stockholders’ equity	24,984	23,944

Total liabilities and stockholders’ equity	$42,714	$43,486

Shares outstanding	933	932

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	March 31, 2011
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$10,907	$254	(a)	$11,161

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

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AMGEN’S FIRST QUARTER 2011 REVENUE INCREASED 3 PERCENT

TO $3.7 BILLION; FIRST QUARTER 2011 ADJUSTED EPS INCREASED 3 PERCENT TO $1.34

Amgen Inc.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2011

(Unaudited)

On April 20, 2011, the Company reaffirmed its “Adjusted” EPS guidance to be in the range of $5.00 to $5.20. The following table shows a reconciliation of GAAP EPS (diluted) guidance to “Adjusted” EPS (diluted) guidance.

2011
GAAP EPS (diluted) guidance	$4.56 - $4.79
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets, product technology rights (a)	0.20
Incremental non-cash interest expense (b)	0.10
Stock option expense (c)	0.05 - 0.08
Charges associated with the BI Fremont transaction (d)	0.04
Amortization of acquired intangible assets, R&D technology rights (e)	0.01
Charges associated with cost efficiency improvement efforts in our manufacturing operations (f)	0.01
Merger-related expenses (g)	0.01
Tax benefit for prior period charges (h)	(0.01)
Other (i)	0.00

“Adjusted” EPS (diluted) guidance	$5.00 - $5.20

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.24 to $0.25 per share.

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from a change in accounting in January 2009 related to our convertible debt.

(c)	To exclude stock option expense.

(d)	To exclude charges associated with the BI Fremont transaction involving our manufacturing operation in Fremont, California.

(e)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(f)	To exclude certain charges pursuant to our continuing efforts to improve cost efficiencies in our manufacturing operations.

(g)	To exclude merger-related expenses associated with certain of our recently completed or announced business combinations.

(h)	To exclude the income tax benefit related principally to certain prior period charges excluded from “Adjusted” earnings.

(i)	The final amounts of any further adjustments related to the recently completed or announced business transactions have not been determined. As a result, no adjustments are included in the table above.

Amgen Inc.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2011

(Unaudited)

On April 20, 2011, the Company stated that it now expects its “Adjusted” tax rate guidance to be in the range of 15% to 16% after taking into account the impact of the foreign tax credit associated with the Puerto Rico (PR) excise tax. Excluding the PR excise tax, the Company still expects the “Adjusted” tax rate to be in the range of 19% to 20%.

	2011 with PR excise tax	2011 without PR excise tax
GAAP tax rate guidance	12.4% - 13.6%	17.0% - 18.2%
Tax rate effect of known adjustments discussed above	2.4% - 2.6%	1.8% - 2.0%

“Adjusted” tax rate guidance	15.0% - 16.0%	19.0% - 20.0%